UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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Fifth Street Asset Management Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIFTH STREET ASSET MANAGEMENT INC.
777 West Putnam Avenue, 3rd Floor
Greenwich, CT 06830

Dear Stockholders:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of Fifth Street Asset Management Inc. (the “Company”) to be held at the Courtyard Rye, 631 Midland Avenue, Rye, New York 10580 on May 4, 2017, at 11:00 a.m., local time (the “Annual Meeting”). Only stockholders of record at the close of business on April 10, 2017 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Details of the business to be conducted at the Annual Meeting are given in the accompanying Notice of Annual Meeting and 2017 proxy statement. This proxy statement is first being sent to stockholders on or about April 11, 2017. Your vote is very important to us.

Your Board of Directors unanimously recommends that you vote FOR the election of each of the nominees proposed by your Board of Directors and described in the accompanying proxy statement and FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2017. You can vote for your Board of Directors’ nominees and on the other matters to be voted on at the Annual Meeting by using the enclosed proxy card or voting by Internet, telephone or mail.

It is important that your shares be represented at the Annual Meeting. Whether or not you expect to be present in person at the Annual Meeting, please sign the enclosed proxy and return it promptly in the envelope provided, vote via the Internet or telephone. Instructions are shown on the proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

Your vote and participation is very important to us. We look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ Leonard M. Tannenbaum

Leonard M. Tannenbaum
Chairman and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 4, 2017.

The 2017 proxy statement and Annual Report on Form 10-K for the year ended December 31, 2016 are also available at http://fsam.fifthstreetfinance.com.

FIFTH STREET ASSET MANAGEMENT INC.
777 WEST PUTNAM AVENUE, 3RD FLOOR
GREENWICH, CT 06830

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

To be Held at

Courtyard Rye, 631 Midland Avenue, Rye, New York 10580

May 4, 2017, 11:00 a.m., local time

Dear Stockholders:

The 2017 Annual Meeting (the “Annual Meeting”) of Stockholders of Fifth Street Asset Management Inc., a Delaware corporation (the “Company”), will be held at the Courtyard Rye, 631 Midland Avenue, Rye, New York 10580, at 11:00 a.m., local time. At the Annual Meeting, in addition to transacting such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof, our stockholders will consider and vote on:

1.	Election of seven directors to the Company’s Board of Directors, each of whom will serve until the 2018 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified; and
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2017.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE COMPANY’S DIRECTOR NOMINEES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AND “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

The nominees of the Board of Directors for election as directors are listed in the accompanying proxy statement. We are not aware of any other business, or any other nominees for election as directors, that may properly be brought before the Annual Meeting.

Holders of record of the Company’s common stock as of the close of business on April 10, 2017, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting. Whether or not you expect to be present in person at the Annual Meeting, please sign and return the accompanying proxy card, or vote in advance via the Internet or telephone. Instructions are shown on the proxy card.

Thank you for your support of Fifth Street Asset Management Inc.

By order of the Board of Directors,

/s/ Kerry S. Acocella

Kerry S. Acocella
Secretary

Greenwich, Connecticut
April 11, 2017

This is an important meeting. To ensure proper representation at the Annual Meeting, please complete, sign, date and return the accompanying proxy card, or vote your shares electronically through the Internet or by telephone. Please see the proxy statement and the accompanying proxy card for details about electronic voting. Even if you vote your shares prior to the Annual Meeting, you still may attend the Annual Meeting and vote your shares in person.

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FIFTH STREET ASSET MANAGEMENT INC.
777 WEST PUTNAM AVENUE, 3RD FLOOR
GREENWICH, CT 06830

PROXY STATEMENT
2017 Annual Meeting of Stockholders

General

We are furnishing you this proxy statement in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Fifth Street Asset Management Inc. (the “Company,” “we,” “our,” and “us”).

We expect to first furnish this proxy statement and the accompanying form of proxy to stockholders on or about April 11, 2017.

The Notice of Annual Meeting of Stockholders, this proxy statement and our 2016 Annual Report on Form 10-K are available at http://fsam.fifthstreetfinance.com.

We encourage you to vote your shares, either by voting in person at the Annual Meeting or by granting a proxy (i.e., authorizing someone to vote your shares). If you properly sign and date the accompanying proxy card or otherwise provide voting instructions, either via the Internet or telephone, and the Company receives it in time for the Annual Meeting, the persons named as proxies will vote the shares registered directly in your name in the manner that you specified. If you give no instructions on the proxy card, the shares covered by the proxy card will be voted FOR the election of the nominees as directors and FOR the other matters listed in the accompanying Notice of Annual Meeting of Stockholders.

Explanatory Note

We are an “emerging growth company” under applicable federal securities laws, and therefore are permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an “emerging growth company” until the earliest of (i) December 31, 2019; (ii) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission (the “SEC”).

Annual Meeting Information

Date, Time and Location

We will hold the Annual Meeting on May 4, 2017 at 11:00 a.m., local time, at the Courtyard Rye, 631 Midland Avenue, Rye, New York 10580.

Attendance

You are entitled to attend the Annual Meeting only if you were a stockholder of the Company as of the record date for the Annual Meeting, or April 10, 2017 (the “Record Date”), or you hold a valid proxy for the Annual Meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You must present valid photo identification, such as a driver’s license or passport, for admittance. If you are not a stockholder of record of the Company but hold shares as a beneficial owner in street name, in order to attend the Annual Meeting you must also provide proof of beneficial ownership, such as your most recent account statement prior to the Record Date, a copy of the voting instruction form provided by your broker, bank, trustee or nominee, or other similar evidence of ownership of shares of the Company.

If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the Annual Meeting. For security reasons, you and your bags will be subject to search prior to your admittance to the Annual Meeting.

Availability of Proxy and Annual Meeting Materials

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2016 are also available http://fsam.fifthstreet finance.com.

Purpose of Annual Meeting

In addition to transacting such other business as may properly come before the Annual Meeting and any adjournments or postponements, at the Annual Meeting, you will be asked to vote on the following proposals:

1.	Election of seven directors to our Board, each of whom will serve until the 2018 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified; and
2.	Ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2017.

Voting Information

General

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE COMPANY’S DIRECTOR NOMINEES DESCRIBED IN THIS PROXY STATEMENT AND “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

Record Date and Voting Securities

You are entitled to vote if you were a holder of record of the common stock of the Company as of the close of business on the Record Date.

All holders of our Class A and Class B common stock as of the Record Date, voting together, will be entitled to vote for the election of the seven directors to be elected at the Annual Meeting and upon the ratification of the appointment of our independent registered public accounting firm. A list of the stockholders of record of the common stock of our Company as of the Record Date will be available for examination during ordinary business hours, for any purpose germane to the Annual Meeting, at our office located at 777 West Putnam Avenue, 3rd Floor, Greenwich, CT 06830, for a period of at least ten days before the Annual Meeting.

As of the Record Date, there were 15,576,620 shares of Class A common stock outstanding and 34,285,484 shares of Class B common stock outstanding. Each holder of Class A common stock as of the Record Date who is represented at the Annual Meeting shall be entitled to cast one vote for each share of Class A common stock held. Each holder of Class B common stock as of the Record Date who is represented at the Annual Meeting shall be entitled to cast five votes for each share of Class B common stock held.

Quorum Required

To conduct business at the Annual Meeting, a quorum of stockholders of the Company must be present at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the voting power of the shares of the Class A common stock and Class B common stock of the Company (voting together as a single class) entitled to vote on the Record Date will constitute a quorum. Abstentions will be treated as shares present for quorum purposes. Shares for which brokers have not received voting instructions from the beneficial owner of the shares and do not have discretionary authority to vote on certain proposals (which are considered “broker non-votes” with respect to such proposals) will be treated as shares present for quorum purposes.

If a quorum is not present, the Chairman of the Annual Meeting shall have the power to adjourn the Annual Meeting from time to time without notice other than announcement at the Annual Meeting.

Submitting Voting Instructions for Shares Held through a Broker, Bank or Other Nominee

If you hold shares of the Company’s common stock through a broker, bank, trustee or nominee, you must follow the voting instructions you receive from your broker, bank, trustee or nominee. If you hold shares of the Company’s common stock through a broker, bank, trustee or nominee and want to vote in-person at the Annual Meeting, you must obtain a legal proxy from the record holder of your shares and present it at the Annual Meeting. Please instruct your broker, bank, trustee or nominee so your vote can be counted.

Discretionary Voting

Brokers, banks, trustees and nominees have discretionary authority to vote on “routine” matters, but not on “non-routine” matters. The “non-routine” matter being considered at this Annual Meeting is the election of directors, while the only “routine” matter being considered at this Annual Meeting is the ratification of the appointment of our independent registered public accounting firm. If you hold your shares in street name (or “nominee name”) and do not provide your broker, bank, trustee or nominee who holds such shares of record with specific instructions regarding how to vote on the Company’s proposal to elect director(s), your broker may not be permitted to vote your shares on such proposals.

Authorizing a Proxy for Shares Held in Your Name

If you are a record holder of shares of the Company’s common stock, you may authorize a proxy to vote on your behalf by following the instructions provided on the enclosed proxy card. Authorizing your proxy will not limit your right to vote in-person at the Annual Meeting. A properly completed and submitted proxy will be voted in accordance with your instructions, unless you subsequently revoke your instructions. If you authorize a proxy without indicating your voting instructions, the proxyholder will vote your shares according to the Board’s recommendations. Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

Receipt of Multiple Proxy Cards

Many of the Company’s stockholders hold their shares in more than one account and may receive separate proxy cards or voting instruction forms for each of those accounts. To ensure that all of your shares are represented at the Annual Meeting, we recommend that you vote by following the instructions on each proxy card or voting instruction form you receive.

Revoking Your Proxy

If you are a stockholder of record, you can revoke your proxy at any time before it is exercised by (1) delivering a written revocation notice prior to the Annual Meeting to Kerry S. Acocella, Secretary, Fifth Street Asset Management Inc., 777 West Putnam Avenue, 3rd Floor, Greenwich, CT 06830; (2) submitting a later-dated proxy that we receive no later than the conclusion of voting at the Annual Meeting; or (3) voting in person at the Annual Meeting. If you hold shares of common stock through a broker, bank or other nominee, you must follow the instructions you receive from them in order to revoke your voting instructions. Attending the Annual Meeting does not revoke your proxy unless you also vote in person at the Annual Meeting.

Votes Required

Election of directors.  The affirmative vote of a plurality of the votes of the shares of the Company’s common stock outstanding and entitled to vote thereon at the Annual Meeting, present and voting, in person or represented by proxy, is required to elect each director nominee of the Company (i.e., the candidates receiving the most “for” votes will win each election). Stockholders may not cumulate their votes. Votes to “withhold authority” and broker non-votes will not be included in determining the number of votes cast and, as a result, will have no effect on this proposal.

Ratification of independent registered public accounting firm.  The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the appointment of PwC to serve as the Company’s independent registered public accounting firm (i.e., the number of shares voted “for” the ratification of the appointment of PwC exceeds the number of votes “against” the ratification of the appointment of PwC). Abstentions and broker non-votes, if any, will not be included in determining the number of votes cast and, as a result, will have no effect on this proposal.

Information Regarding This Solicitation

The Company will bear the expense of the solicitation of proxies for the Annual Meeting, including the cost of preparing and posting this proxy statement. We have requested that brokers, nominees, fiduciaries and other persons holding shares in their names, or in the names of their nominees, which are beneficially owned by others, forward the proxy materials to, and obtain proxies from, such beneficial owners. We will reimburse such persons for their reasonable expenses in so doing.

In addition to the solicitation of proxies by the use of the mails, proxies may be solicited in person and by telephone, electronic transmission or facsimile transmission by directors or officers of the Company or officers or employees of Fifth Street-affiliated companies without special compensation therefor.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Class A common stock and Class B common stock by the following persons as of the Record Date (except as otherwise noted):

•	each person or group of affiliated persons known to us to beneficially own more than 5% of our Class A common stock or Class B common stock;
•	each of our named executive officers;
•	each of our current directors and director nominees; and
•	all of our directors, director nominees and executive officers as a group.

As of the Record Date, there were 15,576,620 shares of Class A common stock outstanding and 34,285,484 shares of Class B common stock outstanding. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock underlying options and warrants held by that person that are exercisable within 60 days of the Record Date are considered to be outstanding. However, the numbers in the percent of combined voting power column do not give effect to any options or warrants held by the persons listed in the table. To our knowledge, except as indicated in the footnotes to this table, where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Unless otherwise indicated, the address of all executive officers, directors and director nominees is c/o Fifth Street Asset Management Inc., 777 West Putnam Avenue, 3rd Floor, Greenwich, CT 06830.

	Class A Shares Beneficially Owned(1)(2)		Class B Shares Beneficially Owned		Percent of Combined Voting Power
Name of Beneficial Owner	Number of Shares	Percent of Class	Number of Shares	Percent of Class
Executive Officers, Directors and Director Nominees
Leonard M. Tannenbaum	8,038,250	51.60%	32,152,868	93.78%	90.27%
Bernard D. Berman	533,153	3.42%	2,132,616	6.22%	5.99%
Alexander C. Frank	—	—	—	—	—
Michael W. Arthur	—	—	—	—	—
Jodi H. Bond(3)	—	—	—	—	—
Thomas H. Brandt	—	—	—	—	—
Thomas L. Harrison	6,000	*	—	—	*
James F. Velgot	4,472	*	—	—	*
Executive Officers, Directors and Director Nominees as a group (8 persons)(4)	8,581,875	55.09%	34,285,484	100.00%	96.26%

*	Represents less than 1%.
(1)	Each share of our Class A common stock is entitled to one vote per share and each share of our Class B common stock is entitled to five votes per share.
(2)	Subject to the terms of the Exchange Agreement, Holdings LP Interests are exchangeable for shares of our Class A common stock on a one-for-one basis beginning on November 4, 2016, which is the date two years after the closing of our initial public offering. See “Related-Party Transactions — Exchange Agreement.” The following Holdings LP Interests beneficially owned by the executive officers and directors named above are excluded from the table above: Leonard M. Tannenbaum — 32,155,055; Bernard D. Berman — 2,133,818; Alexander C. Frank — 104,940; and James F. Velgot — 17,889. Upon the exchange of a Holdings LP Interest by either of Mr. Tannenbaum or Mr. Berman for a share of Class A common stock, a corresponding share of Class B common stock will be retired and cancelled.
(3)	Ms. Bond is a director nominee and does not currently serve on the Board.
(4)	Amount includes the current executive officers, current directors and Ms. Bond, a nominee for director.

PROPOSAL 1 — ELECTION OF DIRECTORS

The business and affairs of the Company are managed under the direction of its Board. Our Board currently consists of six directors.

At the Annual Meeting, seven directors are to be elected to serve for a term of one year. The seven nominees for director are:

•	Michael W. Arthur
•	Jodi H. Bond
•	Thomas H. Brandt
•	Alexander C. Frank
•	Thomas L. Harrison
•	Leonard M. Tannenbaum
•	James F. Velgot

All nominees are incumbent directors of the Company, with the exception of Ms. Bond. None of the nominees to the Board has any family relationship with any other nominee or with any of our executive officers. In the normal course of its deliberations, the Board may decide at a later time to add one or more directors who possess skills and experience that may be beneficial to the Board and our Company. If a nominee should decline or be unable to serve as director, it is intended that the proxy will be voted for the election of such person nominated as a replacement. The Board has no reason to believe that any director nominee named will be unable or unwilling to serve.

Required Vote

The affirmative vote of a plurality of the shares of the Company’s common stock outstanding and entitled to vote thereon at the Annual Meeting, present and voting, in person or represented by proxy, is required to elect each director nominee of the Company (i.e., the candidates receiving the most “for” votes will win each election). Stockholders may not cumulate their votes. Votes to “withhold authority” and broker non-votes will not be included in determining the number of votes cast and, as a result, will have no effect on this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF
EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

Our Directors and Executive Officers

The following table provides certain information relating to our current directors, director nominees and executive officers (ages are given as of the Record Date).

Name	Age	Position	Length of Time Served as a Director
Leonard M. Tannenbaum	45	Chairman of the Board and Chief Executive Officer	Since September 2014
Bernard D. Berman	46	President and Chief Compliance Officer	—
Alexander C. Frank	59	Chief Operating Officer, Chief Financial Officer and Director	Since August 2015
Michael W. Arthur	77	Director	Since April 2016
Jodi H. Bond	46	Director nominee	—
Thomas H. Brandt	53	Director	Since December 2015
Thomas L. Harrison	69	Director	Since September 2014
James F. Velgot	55	Director	Since December 2015

Biographical Information

Leonard M. Tannenbaum, CFA.  Mr. Tannenbaum is Chairman of the Board and our Chief Executive Officer. Mr. Tannenbaum was chief executive officer of Fifth Street Senior Floating Rate Corp. (“FSFR”) from May 2013 to September 2014 and served as chairman or vice chairman of its board of directors from May 2013 to September 2014. He also served as the chief executive officer of Fifth Street Finance Corp. (“FSC”) from October 2007 through January 2015, chairman of its board of directors from December 2007 through January 2015, and was its president from October 2007 through February 2010. Mr. Tannenbaum is a limited partner of Fifth Street Holdings L.P. and also serves on the executive committee of Fifth Street Management LLC (“Fifth Street Management”). Since founding his first private investment firm in 1998, Mr. Tannenbaum has founded a number of private investment firms, including Fifth Street Capital LLC, and he has served as managing member of each firm. Prior to launching his first firm, Mr. Tannenbaum gained extensive small company experience as an equity analyst for Merrill Lynch. In addition to serving on our Board, Mr. Tannenbaum currently serves on the board of directors of several private Greenlight Capital affiliated entities and has previously served on the Boards of Directors of several other companies, including Einstein Noah Restaurant Group, Inc., Assisted Living Concepts, Inc. and WesTower Communications, Inc. Mr. Tannenbaum has also served on four audit committees and five compensation committees, of which he has acted as chairperson for one of such audit committees and four of such compensation committees. Mr. Tannenbaum graduated from the Wharton School of the University of Pennsylvania, where he received a B.S. in Economics. Subsequent to his undergraduate degree from the University of Pennsylvania, Mr. Tannenbaum received an M.B.A. in Finance from the Wharton School as part of the Submatriculation Program. He is a holder of the Chartered Financial Analyst designation.

Mr. Tannenbaum’s leadership, business expertise, knowledge of private equity financing, extensive financial and risk assessment abilities and in-depth knowledge of our operations, in addition to his service as a director on other boards, make him well-qualified to serve as a director on our Board.

Bernard D. Berman.  Mr. Berman has been our President and Chief Compliance Officer since September 2014. He has been the chairman of FSFR’s board of directors since January 2014, a member of its board of directors since May 2013, its chief executive officer since April 2017 and its president from May 2013 to January 2014. He has been the chairman of FSC’s board of directors since September 2014, a member of its board of directors since February 2009, its chief executive officer since April 2017, its president from February 2010 to September 2014 and its secretary from October 2007 to September 2014, and served as its chief compliance officer from April 2009 to May 2013. Mr. Berman is a limited partner of Fifth Street Holdings L.P. and also serves on the executive committee of Fifth Street Management. Prior to joining Fifth Street in 2004, Mr. Berman was a corporate attorney from 1995 to 2004, during which time he negotiated and structured a variety of investment transactions. Mr. Berman received a J.D. from Boston College Law School and a B.S. in Finance from Lehigh University.

Alexander C. Frank.  Mr. Frank is our Chief Operating Officer, Chief Financial Officer and a director. He has been a director on our Board since August 2015. He served as FSFR’s chief operating officer from November 2013 to July 2014 and previously served as its chief financial officer. Mr. Frank has been nominated to serve as a director to FSFR. He also served as the chief financial officer of FSC from September 2011 to July 2014. Mr. Frank is responsible for the operations of our Company. Mr. Frank is a limited partner of Fifth Street Holdings L.P. and also serves on the executive committee of Fifth Street Management. Prior to joining Fifth Street, he served as a managing director and chief financial officer of Chilton Investment Company LLC, a global investment management firm, from September 2008 to March 2011. Mr. Frank was responsible for finance and operations infrastructure. Prior to that, Mr. Frank spent over 22 years at Morgan Stanley, having served as global head of institutional operations, global corporate controller and chief financial officer of U.S. broker/dealer operations and global treasurer. In his roles, he oversaw various securities infrastructure services, creating efficiencies throughout the organization, and managed all aspects of the internal and external financial control and reporting functions. He also oversaw the firm’s financing, capital planning, cash management and rating agency functions. Mr. Frank began his career in audit and tax accounting at Arthur Andersen LLP before joining Morgan Stanley in 1985. He received an M.B.A. from the University of Michigan and a B.A. from Dartmouth College.

Mr. Frank’s leadership, business expertise, knowledge of finance and operations, extensive experience with internal and external financial controls and reporting and in-depth knowledge of our operations make him well-qualified to serve as a director on our Board.

Michael W. Arthur.  Mr. Arthur became a member of our Board in April 2016. Since 1990, Mr. Arthur has headed Michael Arthur & Associates, a consulting and interim management firm specializing in restructurings, business development and strategic, financial, marketing and branding strategies. Mr. Arthur has been involved in the turnaround of troubled companies and the growth of healthy ones across a multitude of industries, including restaurants, consumer goods, financial products and services, manufacturing, marketing and technology. Prior to 1990, Mr. Arthur served as Executive Vice President and Chief Financial Officer for Sizzler Restaurants and Pinkerton Security, Executive Vice President of Marketing for Mattel Toys and various other management roles for D’Arcy, Benton & Bowles Advertising and Proctor and Gamble. He has sat on various boards during his career, including 10 years as an independent member of Einstein Noah Restaurant Group, as well as California Federal Bank and currently Traffic Solutions Corporation. Mr. Arthur received his B.A. degree from Johns Hopkins University and attended the Wharton Graduate School of Business.

Mr. Arthur’s extensive business and management experience, in addition to his prior service on public company boards of directors, make him well-qualified to serve as a director on our Board.

Jodi H. Bond.  Ms. Bond is a nominee to serve on our Board. She has served as Senior Vice President of the Americas for the International Division at the U.S. Chamber of Commerce since 2011 where she manages teams dedicated to policy and advocacy services as well as managing the Brazil-U.S. Business Council, the U.S. Mexico CEO Dialogue, the U.S. Colombia Business Council, the Association of Chambers of Commerce in Latin America (AACCLA), and the U.S-Cuba Business Council initiatives. Prior to joining the Chamber of Commerce, Bond served as Vice President of Global Government Relations and Country Management for the Motorola Corporation from 2005-2010. Before Motorola, Bond was Vice President of Fontheim International where she advised Fortune 500 companies on tax, energy, trade and corporate social responsibility matters from 2003-2005. Ms. Bond was appointed and served as Deputy Assistant Secretary at the U.S. Department of Energy from 2001-2003. In addition, Ms. Bond has served as a member of the board of directors of many non-profit organizations, including Refugees International since 2015, Corporate Council on Africa from 2008 to 2010 and USGLC from 2008 to 2009. She holds a B.A. in politics from Whitman College and an M.A. in government from Johns Hopkins University.

Ms. Bond’s extensive business and management experience makes her well-qualified to serve as a director on our Board.

Thomas H. Brandt.  Mr. Brandt became a member of our Board in December 2015. Since January 2012, Mr. Brandt has served as co-owner and Director of Real Estate of College Street Foods, LLC. Previously, he was the Co-Chief Executive Officer and a member of the boards of directors of Trans-Lux Corporation and Storyteller Theatres Corporation. During his combined 27 years with these companies, Mr. Brandt focused on the motion picture exhibition industry through owning, operating and expanding a state of the art cinema chain in New England and the Southwest United States. Mr. Brandt received his B.S. degree from Skidmore College in 1985.

Mr. Brandt’s extensive business and entrepreneurial experience, in addition to his prior service on public company boards of directors, make him well-qualified to serve as a director on our Board.

Thomas L. Harrison.  Mr. Harrison became a member of our Board in September 2014 and was appointed our lead independent director in December 2015. Mr. Harrison is chairman emeritus of Diversified Agency Services, or DAS, a division of the Omnicom Group and global provider of a broad range of marketing communications services. Mr. Harrison was named chairman emeritus in April 2013. Previously Mr. Harrison served as the chairman and chief executive of DAS since May 1998. Mr. Harrison began his career with Omnicom Group in 1992 when it acquired the Harrison & Star Business Group, a highly successful healthcare marketing communications group, which he co-founded. Currently, Mr. Harrison is a board member of Dipexium Pharmaceuticals and board member and chairman of the audit committee of rVue, a digital out-of-home media company. Mr. Harrison was previously a board member for ePocrates, a publicly-traded healthcare information company, until its 2013 acquisition and chairman of its compensation committee, and The Morgans Hotel Group, from 2006 to 2013, serving as chairman of its audit committee and co-chair of its compensation committee. Mr. Harrison holds an M.S. in cell biology and physiology from West Virginia University and an honorary doctorate degree from West Virginia University.

Mr. Harrison’s extensive leadership, business strategy and communications and marketing experience, in addition to his service as a director on other boards, make him well-qualified to serve as a director on our Board.

James F. Velgot.  Mr. Velgot became a member of our Board in December 2015. Mr. Velgot formerly served as Chief of Staff at the Company through October 2016 and was responsible for providing a wide range of strategic and operational guidance. He joined the firm in July 2010 and served as Chief Marketing Officer for the Fifth Street platform until 2015. Mr. Velgot has dedicated the past 30 years of his career to marketing, creative services and brand strategy in the financial services sector. More than 20 of those years were spent at Sanford C. Bernstein & Co., now AllianceBernstein. Before joining Sanford Bernstein, Mr. Velgot worked at Kidder Peabody and Coopers & Lybrand. Mr. Velgot received his B.F.A. in Communications Design from Pratt Institute.

Mr. Velgot’s business and marketing expertise, experience in the financial services sector and in-depth knowledge of our operations make him well-qualified to serve as a director on our Board.

Board Leadership Structure

Our Board includes our Chief Executive Officer who also serves as Chairman of the Board. Our Board understands that there is no single, generally accepted approach to providing board leadership and that given the dynamic and competitive environment in which we operate, the right board leadership structure may vary as circumstances warrant. To this end, our Board has no policy mandating the combination or separation of the roles of Chairman of the Board and Chief Executive Officer and believes the matter should be discussed and considered from time to time as circumstances change.

Mr. Tannenbaum currently serves as both our Chief Executive Officer and Chairman of the Board, which the Board believes provides strong leadership for us and promotes a close relationship between management and the Board and assists in the development and implementation of corporate strategy. Mr. Tannenbaum’s role as our founder provides him with in-depth knowledge of our operations and those of our funds.

Pursuant to the Company’s Corporate Governance Policy, whenever the Chairman of the Board is not an independent director, the Board shall elect one of the independent directors to serve as the Lead Independent Director. On December 14, 2015, the Board established, and elected Thomas L. Harrison to, the role of Lead Independent Director. The Lead Independent Director’s primary responsibilities include: presiding at executive sessions of the independent directors; calling meetings of the independent directors, as appropriate; serving as liaison between the independent directors and the Chairman of the Board and between the independent directors; and reviewing and coordinating with the Chairman of the Board on meeting agendas, schedules and presentation materials for Board meetings. The duties and responsibilities of the Lead Independent Director are further specified in an annex to the Company’s Corporate Governance Policy.

Board’s Role in Risk Oversight

Our Board performs its risk oversight function primarily through: (i) three standing committees, which report to the Board, and (ii) active monitoring of our Chief Compliance Officer and our compliance policies and procedures.

As described below in more detail, the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee assist the Board in fulfilling its risk oversight responsibilities. The Audit Committee’s risk oversight responsibilities include overseeing the Company’s accounting and financial reporting processes, the Company’s systems of internal controls regarding finance and accounting and audits of the Company’s financial statements, as well as reviewing our financial risk and control procedures and significant tax and regulatory matters. The Compensation Committee’s risk oversight responsibilities include reviewing and approving the corporate goals and objectives relevant to the compensation of our executive officers and reviewing our compensation policies and practices to confirm that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. The Nominating and Corporate Governance Committee’s risk oversight responsibilities include selecting, researching and nominating directors for election by the Company’s stockholders, developing and recommending to the Board a set of corporate governance principles and overseeing the evaluation of the Board and our management.

In addition, the Board performs its risk oversight responsibilities with the assistance of the Company’s Chief Compliance Officer. The Chief Compliance Officer meets regularly in executive session with the Board’s independent directors.

Corporate Governance

Corporate Governance Documents

We maintain a corporate governance webpage at the “Corporate Governance” link at http://fsam.fifthstreetfinance.com.

Our Corporate Governance Policy, Code of Business Conduct and Ethics, Insider Trading Policy and charters for each committee of the Board are available at the above website and are also available to any stockholder who requests them by writing to Kerry S. Acocella, Secretary, Fifth Street Asset Management Inc., 777 West Putnam Avenue, 3rd Floor, Greenwich, CT 06830.

Director Independence

In accordance with rules of the NASDAQ Stock Market LLC (the “NASDAQ”), the Board annually determines the independence of each director. No director is considered independent unless the Board has determined that he or she has no material relationship with the Company. The Company monitors the status of its directors and officers through the activities of the Nominating and Corporate Governance Committee and through a questionnaire to be completed by each director no less frequently than annually, with updates periodically if information provided in the most recent questionnaire has materially changed.

Based upon information requested from and provided by each director and director nominee concerning his or her background, employment and affiliations, our Board has determined that each of Messrs. Arthur, Brandt and Harrison and Ms. Bond have no material relationship that would interfere with the exercise of independent judgment and is “independent” within the meaning of the applicable rules of the SEC and as defined in the NASDAQ rules.

Under the NASDAQ rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a “controlled company” and may elect not to comply with certain NASDAQ corporate governance requirements. We are eligible to take advantage of this “controlled company” exemption. A “controlled company” may elect not to comply with certain NASDAQ corporate governance requirements, including the requirements that: (1) a majority of the board of directors consist of independent directors, (2) compensation of officers be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee that is composed entirely of independent directors and (3) director nominees be selected or recommended by a majority of the independent directors or by a nominating committee composed solely of independent directors. We intend to continue to take advantage of some of these controlled company exemptions. As a result, our committees of the Board are not comprised entirely of independent directors. Accordingly, you do not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and our shares of Class A common stock continue to be listed on the NASDAQ, we will be required to comply with these provisions within the applicable transition periods.

All of the members of our Audit Committee are “independent directors,” as such term is defined in the rules of the NASDAQ. The members of our Audit Committee also satisfy the requirements for independence imposed upon audit committee members by Rule 10A-3 under the Exchange Act.

Evaluation

We recognize the important role that Board and committee evaluations play in ensuring the effective functioning of our Board. Together with the Nominating and Corporate Governance Committee, the Lead Independent Director coordinates the Board’s annual self-evaluation and reviews the results of director evaluations with individual directors. In addition, the Nominating and Corporate Governance Committee is responsible for evaluating at least annually the performance, authority, operations charter and composition of each Board committee.

Board Meetings and Committees

Our Board met thirteen times during the fiscal year ended December 31, 2016. Each director attended at least 75% of the total number of meetings of the Board and committees on which the director served that were held while the director was a member. In 2016, our Board also met in executive sessions with only non-management directors present. Our directors are encouraged to attend the Annual Meeting. Four of the Company’s directors attended the Company’s 2016 annual meeting of stockholders in person. The Board’s standing committees are set forth below.

Our Board has adopted written charters for each Committee setting forth the roles and responsibilities of each Committee. Each of the charters is available in print to any stockholder who requests it and they are also available on our website at http://fsam.fifthstreetfinance.com.

Audit Committee

Our Audit Committee assists our Board in its oversight of the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence and the performance of our independent registered public accounting firm.

Our Audit Committee’s responsibilities include, among others:

•	reviewing the scope of the external audit and the findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations and tracking management’s corrective action plans where necessary;
•	reviewing our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;
•	reviewing and discussing the adequacy and effectiveness of our accounting and financial reporting processes and internal controls and the audits of our financial statements;
•	reviewing our financial risk and control procedures; and
•	appointing annually our independent registered public accounting firm, evaluating its independence and performance, determining its compensation and setting clear hiring policies for employees or former employees of the independent registered public accounting firm.

Messrs. Arthur, Brandt and Harrison serve on the Audit Committee and Mr. Harrison serves as its chair. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our Board has determined that Mr. Harrison is an “audit committee financial expert” as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the NASDAQ. Under the rules of the SEC and NASDAQ, members of the Audit Committee must also meet independence standards under Rule 10A-3 of the Exchange Act.

The Audit Committee held seven formal meetings during our fiscal year ended December 31, 2016.

Compensation Committee

Our Compensation Committee assists our Board in the discharge of its responsibilities relating to the compensation of our executive officers and directors.

Our Compensation Committee’s responsibilities include, among others:

•	reviewing and approving executive officer compensation as well as material employment agreements, severance arrangements and benefits policies generally;
•	reviewing and approving, on an annual basis, the corporate goals and objectives relevant to the compensation of our chief executive officer, and evaluating their performance in light of such goals and objectives;
•	overseeing and administering, and making recommendations to our Board with respect to, our cash and equity incentive plans;
•	reviewing and making recommendations periodically to our Board with respect to independent director compensation; and
•	reviewing our compensation policies and practices to confirm that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

Messrs. Brandt, Frank and Harrison serve on the Compensation Committee and Mr. Frank serves as its chair. Our Board has determined that each of Messrs. Brandt and Harrison is independent under the rules of the NASDAQ, is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and is an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

The Compensation Committee held six formal meetings during our fiscal year ended December 31, 2016.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee’s responsibilities include, among others:

•	evaluate periodically the desirability of, and recommend to the Board, any changes in the size and composition of the Board;
•	select and evaluate directors in accordance with the general and specific criteria set forth below or determined as provided in its charter;
•	monitor and make recommendations to the Board on matters of Company policies and practices relating to corporate governance;
•	reviewing the structure of our Board’s committees and recommending to our Board for its approval directors to serve as members of each committee, and where appropriate, making recommendations regarding the removal of any member of any committee; and
•	advise the Board with respect to succession planning for our executive officers.

Messrs. Brandt, Tannenbaum and Velgot serve on the Nominating and Corporate Governance Committee and Mr. Tannenbaum serves as its chair. Our Board has determined that Mr. Brandt is an independent director under the rules of the NASDAQ relating to nominating committee independence.

The Nominating and Corporate Governance Committee held two formal meetings during our fiscal year ended December 31, 2016.

Director Nominations

The Nominating and Corporate Governance Committee is responsible for determining criteria for service on the Board, identifying, researching and nominating directors for election by its stockholders and selecting nominees to fill vacancies on the Board or a committee of the Board. The Nominating and Corporate Governance Committee considers nominees properly recommended by its stockholders.

The Nominating and Corporate Governance Committee considers qualified director nominees recommended by stockholders when such recommendations are submitted in accordance with the Company’s Amended and Restated Bylaws and any other applicable law, rule or regulation regarding director nominations. Stockholders may submit candidates for nomination for the Board by writing to: Board of Directors, Fifth Street Asset Management Inc., 777 West Putnam Avenue, 3rd Floor, Greenwich, CT 06830, Attention: Corporate Secretary.

When submitting a nomination for consideration, a stockholder must provide certain information about each person whom the stockholder proposes to nominate for election as a director, including: (i) the name, age, business address and residence address of the person; (ii) the principal occupation or employment of the person; (iii) the class or series and number of shares of our capital stock owned beneficially or of record by the persons; and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by the proposed nominee’s written consent to be named as a nominee and to serve as a director if elected.

In evaluating director nominees, the Nominating and Corporate Governance Committee considers the following factors:

•	the appropriate size and composition of the Board;
•	the needs of the Board with respect to the particular talents and experience of its directors;
•	the knowledge, skills and experience of nominees in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;
•	the capacity and desire to serve as a member of the Board and to represent the balanced, best interests of the Company’s stockholders as a whole; and
•	the desire to balance the considerable benefit of continuity with the periodic addition of the fresh perspective provided by new members.

The Nominating and Corporate Governance Committee’s goal is to assemble a Board that brings it a variety of perspectives and skills derived from high quality business and professional experience.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in its best interests and those of the Company’s stockholders. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of its management to participate as members of the Board. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The Board does not have a specific diversity policy but considers diversity of race, religion, national origin, gender, sexual orientation, disability, cultural background and professional experiences in evaluating candidates for Board membership.

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Nominating and Corporate Governance Committee or the Board decides not to re-nominate a member for re-election, the Nominating and Corporate Governance Committee would identify the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating and Corporate Governance Committee and Board review and discuss for suggestions as to individuals meeting the criteria of the Nominating and Corporate Governance Committee. Research may also be performed to identify qualified individuals. We have not engaged third parties to identify or evaluate or assist in identifying potential nominees to the Board.

Communications with the Board and Directors

Stockholders and other interested parties may contact any member (or all members) of the Board by mail. To communicate with the Board, any individual directors or any group or committee of directors, correspondence should be addressed to the Board or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent to Fifth Street Asset Management Inc., 777 West Putnam Avenue, 3rd Floor, Greenwich, CT 06830, Attention: Corporate Secretary. Any communication to report potential issues regarding accounting, internal controls and other auditing matters will be directed to the Company’s Audit Committee. Appropriate personnel of the Company will review and sort through communications before forwarding them to the addressee(s).

Code of Business Conduct and Ethics

Our Board has established a Code of Business Conduct and Ethics applicable to all of our officers, directors and employees, including our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that code is available on our website at http://fsam.fifthstreetfinance.com. If we make any substantive amendments to the code, or grant any waivers of its requirements, we will disclose the waiver or amendment on our website or as required by applicable law or NASDAQ listing requirements.

Compensation Committee Interlocks and Insider Participation

None of our named executive officers served as a member of a compensation committee, or other committee serving an equivalent function, at any time during the fiscal year ended December 31, 2016 of any entity, or a board of directors of an entity without a compensation committee, that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

Family Relationships

There are no family relationships among any of our executive officers or any of our directors.

Compensation of Our Named Executive Officers

Our named executive officers (“Named Executive Officers”) for the year ended December 31, 2016 are:

•	Leonard M. Tannenbaum, our Chairman and Chief Executive Officer;
•	Bernard D. Berman, our President; and
•	Alexander C. Frank, our Chief Operating Officer, Chief Financial Officer and a Director.

Summary Compensation Table for Fiscal Year 2016

The following table contains information about the compensation paid to or earned by each of our Named Executive Officers during the two most recently completed fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Leonard M. Tannenbaum, Chairman and Chief Executive Officer	2016	$100,000	—	—	—	$21,420	$121,420
	2015	$186,667	—	—	—	$22,852	$209,519
Bernard D. Berman, President and Chief Compliance Officer	2016	$520,000	—	—	—	$25,943	$545,943
	2015	$520,000	—	—	—	$25,204	$545,204
Alexander C. Frank, Chief Operating Officer, Chief Financial Officer and a Director	2016	$520,000	$305,752	—	—	$26,579	$851,611
	2015	$520,000	$570,528	—	—	$26,579	$1,117,107

(1)	Amounts in this column for 2016 reflect (i) a $100,000 discretionary cash bonus paid to Mr. Frank in respect of his 2016 performance and (ii) cash bonuses paid to Mr. Frank for services provided prior to 2016 but which became vested and payable in 2016 as a result of his continued employment with us. Each of our named executive officers also received a grant of restricted stock units on January 12, 2017 that were unvested on the grant date and generally become vested over the three year period following the grant date based on the named executive officer’s continued employment with the Company (447,786 restricted stock units were granted to Mr. Tannenbaum, 97,863 restricted stock units were granted to Mr. Berman and 76,336 restricted stock units were granted to Mr. Frank). These grants were made in consideration of the named executive officers’ continued future employment with the Company, and the number of units granted was determined in part based on the compensation committee’s subjective assessment of their performance for 2016. To the extent that any of the named executive officers for 2016 are named executive officers for 2017, these restricted stock unit awards will be reflected in the “Stock Awards” column for 2017.
(2)	Reflects the aggregate grant date fair value, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”), of stock options and restricted stock units granted in fiscal year 2014 by the Company under its 2014 Omnibus Incentive Plan (“2014 Plan”). For additional information regarding the assumptions made in calculating these amounts, see Note 11 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The Company did not make any equity grants to the Named Executive Officers in fiscal year 2016.
(3)	Amounts in this column for fiscal year 2016 include (i) 401(k) employer matching contributions of $3,896, $10,600 and $10,600 to Messrs. Tannenbaum, Berman and Frank, respectively, (ii) Company-paid medical premiums of $16,620, $14,742 and $14,355 to Messrs. Tannenbaum, Berman and Frank, respectively, (iii) Company-paid dental premiums of $727, $424 and $727 to Messrs. Tannenbaum, Berman and Frank, respectively, (iv) Company-paid life insurance premiums of $72 to each of Messrs. Tannenbaum, Berman and Frank, (v) Company-paid long-term disability premiums of $105 to each of Messrs. Tannenbaum, Berman and Frank and (vi) cellphone reimbursements of $720 to each of Messrs. Berman and Frank.

Outstanding Equity Awards as of December 31, 2016

The following table provides information regarding outstanding stock options and restricted stock unit awards held by our Named Executive Officers at December 31, 2016.

	Option Awards(1)				Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(2)
Leonard M. Tannenbaum(3)(5)	1,329,371	0	$18.70	10/29/19	243,979	$1,634,659
Bernard D. Berman(5)	384,631	0	$18.70	10/29/19	70,591	$472,960
Alexander C. Frank(4)(5)	—	441,948	$18.70	10/29/24	80,145	$536,972

(1)	All option awards were granted on October 29, 2014 with an exercise price per share equal to 110% of the price at which shares of our Class A common stock were offered to the public at the time of our initial public offering. All restricted stock unit awards were also granted on October 29, 2014.
(2)	Based on the closing price of our Class A common stock on December 31, 2016 of $6.70 per share.
(3)	The restricted stock units vest in equal annual installments over the three-year period commencing on the fourth anniversary of the grant date.
(4)	Stock option and restricted stock awards granted to Mr. Frank vest in equal annual installments over the three-year period commencing on the fourth anniversary of the grant date.
(5)	All vesting is conditioned on the Named Executive Officer’s continued employment with us through each applicable vesting date. Any shares issued upon settlement of the restricted stock units or exercise of the stock options are subject to sale restrictions that will be released as to 25% of the aggregate shares subject to the award after each of the sixth, seventh, eighth and ninth anniversaries of the grant date (except that with regard to the stock options held by Mr. Tannenbaum and Mr. Berman, for which sales restrictions have lapsed).

Employment Agreement with Bernard Berman

In connection with our initial public offering, Fifth Street Management and FSC CT, Inc. entered into an employment agreement with Bernard Berman. The agreement, as amended on October 31, 2016, provides Mr. Berman with an initial annual base salary of $520,000 and the opportunity for annual salary increases based on performance. In addition, Mr. Berman is eligible for a discretionary annual bonus based on the achievement of performance goals and other factors determined by us in our sole discretion. In addition, if Mr. Berman’s employment is terminated without Cause (as defined in the employment agreement) or he resigns for Good Reason (as defined in the employment agreement), he is entitled to receive (i) a severance payment equal to the sum of his then annual base salary plus the average of the discretionary bonuses received by him for the prior two years, which payment shall not be less than $1.161 million, payable over the 12-month period after termination, and (ii) a monthly payment of an amount equal to the employer portion of monthly premiums for continuation coverage under FSC CT, Inc.’s group health plans for the period commencing on the date of termination and ending on the earlier of 12 months thereafter and the date on which he becomes eligible for group health insurance coverage through a new employer.

In connection with his employment agreement, Mr. Berman entered into a non-competition, non-solicitation and non-disclosure agreement containing certain non-competition restrictions that are effective during his employment and for the one-year period thereafter (or the three-month period thereafter in the event of a termination other than for Cause (as defined in the employment agreement) or a termination within the 90-day period prior to, or at any time on or after, a change in control). The non-competition agreement provides that in the event Mr. Berman’s employment is terminated for any reason other than Cause and subject to his compliance terms of the non-competition agreement, Mr. Berman will receive during the applicable non-competition period the sum of (i) the highest base salary ever paid to him during his employment with us (or a pro rata portion if the non-competition period is less than one year), plus (ii) a bonus (or a pro rata portion if the non-competition period is less than one year) equal to the average of the discretionary bonuses received over the two years preceding termination. In addition, solely in the event of

Mr. Berman’s termination by us without Cause or by him for Good Reason (as defined in the employment agreement), Mr. Berman will be entitled to accelerated vesting of outstanding options and restricted stock such that Mr. Berman will be vested in the number outstanding options and restricted stock units determined based on the number of full months of service from the grant date completed by Mr. Berman plus an additional 12 months as a percentage of 72 months. We have the discretion to waive Mr. Berman’s obligations under the non-competition agreement, in which case Mr. Berman would be entitled only to accelerated vesting of outstanding options and restricted stock units and will not receive cash severance payments.

Mr. Berman is also subject to non-solicitation restrictions with respect to our investors, customers and employees during his employment with us and for the one-year period (with respect to investors and customers) or the two-year period (with respect to employees) thereafter (or the six-month period thereafter in the event of a termination by us without Cause or a termination within the 90-day period prior to, or at any time on or after, a change in control).

Mr. Berman’s employment agreement includes a cutback provision which provides that, in the event any payments would subject him to the excise tax under Section 4999 of the Internal Revenue Code, a nationally recognized accounting firm designated by us will determine whether to reduce such payments to the greatest amount that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Internal Revenue Code.

Employment Agreement with Alexander Frank

In connection with our initial public offering, Fifth Street Management and FSC CT, Inc. entered into an employment agreement with Mr. Frank. The agreement, as amended on October 31, 2016, provides Mr. Frank with a base salary of $520,000. In addition, Mr. Frank is eligible for a discretionary annual bonus based on the achievement of performance goals and other factors determined by us in our sole discretion. In addition, if, prior to the 60th date after a change in control (as defined in the employment agreement), Mr. Frank’s employment is terminated without Cause (as defined in the employment agreement) or he resigns for Good Reason (as defined in the employment agreement), he is entitled to receive (i) a severance payment equal to $1 million, payable over the 12-month period after termination, and (ii) a monthly payment of an amount equal to the employer portion of monthly premiums for continuation coverage under FSC CT, Inc.’s group health plans for the period commencing on the date of termination and ending on the earlier of 12 months thereafter and the date on which he becomes eligible for group health insurance coverage through a new employer.

In connection with his employment agreement, Mr. Frank entered into a non-competition, non-solicitation and non-disclosure agreement containing certain non-competition restrictions that are effective during his employment and for the one-year period thereafter (or the three-month period thereafter in the event of a termination other than for Cause (as defined in the employment agreement) or a termination within the 90-day period prior to, or at any time on or after, a change in control). The non-competition agreement provides that in the event Mr. Frank’s employment is terminated for any reason other than Cause and subject to his compliance terms of the non-competition agreement, Mr. Frank will receive during the applicable non-competition period the sum of (i) the highest base salary ever paid to him during his employment with us (or a pro rata portion if the non-competition period is less than one year), plus (ii) a bonus (or a pro rata portion if the non-competition period is less than one year) equal to the average of the discretionary bonuses received over the two years preceding termination. In addition, solely in the event of Mr. Frank’s termination by us without Cause or by him for Good Reason (as defined in the employment agreement), Mr. Frank will be entitled to accelerated vesting of outstanding options and restricted stock such that Mr. Frank will be vested in the number outstanding options and restricted stock units determined based on the number of full months of service from the grant date completed by Mr. Frank plus an additional 12 months as a percentage of 72 months. We have the discretion to waive Mr. Frank’s obligations under the non-competition agreement, in which case Mr. Frank would be entitled only to accelerated vesting of outstanding options and restricted stock units and will not receive cash severance payments.

Mr. Frank is also subject to non-solicitation restrictions with respect to our investors, customers and employees during his employment with us and for the one-year period (with respect to investors and customers) or the two-year period (with respect to employees) thereafter (or the six-month period thereafter in the event of a termination by us without Cause or a termination within the 90-day period prior to, or at any time on or after, a change in control).

Mr. Frank’s employment agreement includes a cutback provision which provides that, in the event any payments would subject him to the excise tax under Section 4999 of the Internal Revenue Code, a nationally recognized accounting firm designated by us will determine whether to reduce such payments to the greatest amount that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Internal Revenue Code.

Severance Arrangements with Leonard M. Tannenbaum

As of December 31, 2016, Mr. Tannenbaum was not party to any severance arrangement with the Company.

Amended and Restated Deferred Bonus and Retention Plan

On January 15, 2015, our Compensation Committee adopted and approved the Fifth Street Asset Management Inc. Amended and Restated Deferred Bonus and Retention Plan (the “Deferred Bonus and Retention Plan”). Participation in the Deferred Bonus and Retention Plan is limited to the Company’s full-time employees, including executive officers, who are selected to participate.

Under such plan, annual bonuses that are awarded to plan participants are payable according to the following schedule, in each case subject to the participant’s continued employment through the applicable payment date (unless employment is earlier terminated due to the participant’s death or disability or by the Company without cause):

•	the first $25,000 (or the entire amount if less than $25,000) is paid to the participant by March 15th of the year following the performance year;
•	if the bonus award is greater than $25,000, the portion of the award in excess of $25,000 and not exceeding $100,000 will be paid as follows: (i) 80% of such portion will be paid to the participant by March 15th of the year following the performance year, and (ii) the remaining 20% will be paid to the participant in equal installments over the subsequent three years;
•	if the bonus award is greater than $100,000, the portion of the award in excess of $100,000 and not exceeding $500,000 will be paid as follows: (i) 67% of such portion will be paid to the participant by March 15th of the year following the performance year, and (ii) the remaining 33% will be paid to the participant in equal installments over the subsequent three years; and
•	if the bonus award is greater than $500,000, the portion of the award in excess of $500,000 will be paid as follows: (i) 50% of such portion will be paid to the participant by March 15th of the year following the performance year, and (ii) the remaining 50% will be paid to the participant in equal installments over the subsequent three years.

The Deferred Bonus and Retention Plan became effective as of January 1, 2015, and, with respect to plan participants, applies to discretionary annual bonuses awarded on or after January 1, 2015. Mr. Frank is eligible to participate in the Deferred Bonus and Retention Plan.

Compensation of Our Directors

Our Board maintains a director compensation program pursuant to which our non-employee directors receive the following compensation for their service on our Board:

•	An annual retainer of $75,000;
•	An additional annual retainer of $18,000 for serving as Lead Independent Director;
•	An additional annual retainer of $15,000 for serving as chair of the Audit Committee;
•	An additional annual retainer of $5,000 for serving as chair of the Compensation Committee;

•	An additional annual retainer of $5,000 for serving as chair of the Nominating and Corporate Governance Committee; and
•	An initial grant of 10,000 stock options and a subsequent annual grant of 5,000 options, in each case, made under our 2014 Omnibus Incentive Plan, all of which shall vest on the earlier to occur of the one-year anniversary of the grant date and immediately prior to the first annual meeting of our stockholders occurring after the grant date. Vesting of the options will accelerate upon the occurrence of a change in control or upon termination of directorship due to death or disability.

Our non-employee directors will also receive additional compensation for their attendance at meetings of our Board or committees thereof as follows: (i) $2,500 for in-person attendance and $1,000 for telephonic attendance at Board meetings; and (ii) $1,000 for in-person attendance and $500 for telephonic attendance at committee meetings.

Non-Employee Director Deferred Compensation Plan

On January 15, 2015, our Board adopted and approved the Fifth Street Asset Management Inc. Non-Employee Director Deferred Compensation Plan (the “Director DCP”). Participation in the Director DCP is limited to the Company’s non-employee directors. Under the Director DCP, non-employee directors are permitted to defer (i) cash fees (including annual retainers, chairperson retainers, meeting fees and any other fees determined by the Compensation Committee in its discretion) and (ii) certain designated equity-based awards. Cash fees deferred under the Deferred Bonus and Retention Plan are distributed to a participant on the participant’s termination date (including by reason of retirement, resignation, death or disability). The balance of a participant’s deferred compensation account is paid out to the participant in a lump sum within 30 days of a participant’s termination date.

The following table sets forth compensation of the Company’s directors (other than any director who is also a Named Executive Officer) for the year ended December 31, 2016:

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Michael W. Arthur	$67,750	—	—	$67,750
Nathaniel August(3)	$65,250	—	—	$65,250
Jodi H. Bond(4)	—	—	—	—
Thomas H. Brandt	$133,582	—	—	$133,582
Wayne Cooper(5)	$41,083	—	—	$41,083
Thomas L. Harrison	$164,083	—	—	$164,083
James F. Velgot	$211,083	—	—	$211,083

(1)	As of December 31, 2016, none of our non-employee directors held any unvested stock awards.
(2)	Reflects the aggregate grant date fair value for the option awards granted under the 2014 Plan, calculated in accordance with FASB ASC Topic 718. For additional information regarding the assumptions made in calculating these amounts, see Note 11 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. At December 31, 2016, the non-employee directors listed in the table above held the following outstanding stock option awards: Mr. Arthur — 15,000; Mr. August — 5,000; Mr. Brandt — 15,000; Mr. Cooper — 15,000; Mr. Harrison — 40,000 stock option awards.
(3)	Mr. August was a member of the Board until March 2017, and the fees represent those fees earned until December 31, 2016.
(4)	Ms. Bond is a director nominee and did not serve on the Board during the fiscal year ended December 31, 2016.
(5)	Mr. Cooper was a member of the Board until April 2016, and the fees represent those fees earned until his departure from the Board.

(6)	The amount included in the table above for Mr. Velgot reflects compensation received by Mr. Velgot as an employee of the Company on account of services performed in 2016. In 2016, Mr. Velgot received a base salary of $195,833. Mr. Velgot received a severance payment in 2016 in the amount of $594,733, which consisted of one year base salary of $235,000, outstanding deferral in the amount of $138,900 and a partial bonus for 2016 in the amount of $220,833. Mr. Velgot’s employment with the Company terminated on October 31, 2016.

Related-Party Transactions

Set forth below is a description of the material transactions between the Company and certain of our directors, executive officers and beneficial owners of more than 5% of our voting securities, or their respective family members, during our 2016 fiscal year.

Reorganization Transactions

In connection with our initial public offering in 2014, we engaged in a series of related transactions with certain of our directors, each of our executive officers and other persons and entities who became holders of 5% or more of our voting securities upon the consummation of these transactions. These transactions, which we refer to collectively as the reorganization transactions, are described in more detail under “Note 1. Organization — Reorganization” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

In this section of the proxy statement:

•	“Holdings Limited Partners” refers to active, limited partners in Fifth Street Holdings L.P. (“Fifth Street Holdings”) (other than us), which include, among other persons, the Principals;
•	“Principals” refers to Leonard M. Tannenbaum and Bernard D. Berman and, where applicable, any entities controlled directly or indirectly by them; and
•	“TRA Recipients” refers to the Principals and Ivelin M. Dimitrov.

Exchange Agreement

In connection with our reorganization, we entered into an exchange agreement with the Holdings Limited Partners that granted each Holdings Limited Partner and certain permitted transferees the right, beginning two years after the closing of our initial public offering and subject to the vesting and minimum retained ownership requirements and transfer restrictions set forth in the limited partnership agreement of Fifth Street Holdings (the “Holdings LPA”) and the contribution agreement of such person, on a quarterly basis, to exchange such person’s limited partnership interests in Fifth Street Holdings (“Holdings LP Interests”) for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications. As a result, each Holdings Limited Partner will, over time, have the ability to convert his or her illiquid ownership interests in Fifth Street Holdings into Class A common stock that can more readily be sold in the public markets. When a Holdings LP Interest is exchanged for a share of Class A common stock by a Principal, the corresponding share of Class B common stock will be retired and cancelled.

On January 4, 2017, pursuant to the terms of the exchange agreement, Mr. Tannenbaum, Mr. Berman, Mr. Velgot and certain other limited partners of Holdings exchanged an aggregate of 8,772,450 Holdings LP Interests for shares of our Class A common stock on a one-for-one basis and, in the case of Messrs. Tannenbaum and Berman, submitted to us 8,038,217 and 533,153 shares of our Class B common stock, respectively, for cancellation. Mr. Frank and Mr. Steven M. Noreika, the chief financial officer of FSC and FSFR, did not exercise their right to exchange Holdings LP Interests for shares of our Class A common stock at such time.

Tax Receivable Agreement

In connection with our reorganization, we entered into a tax receivable agreement with the TRA Recipients that requires us to pay them 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize (or are deemed to realize in the case of an early termination payment by us, or a change in control) as a result of the increases in tax basis and certain other tax benefits related to entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. We expect to benefit from the remaining 15% of cash savings, if any, realized. The tax receivable agreement will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement for an amount based on an agreed upon value of payments remaining to be made under the agreement.

As a result of certain changes to Connecticut state tax law that were passed in May 2016 (effective January 1, 2016), which resulted in a lower state income tax rate, we reduced our payable to TRA Recipients by $7,525,901. In addition, we reduced the tax benefit associated with the tax receivable agreement by $289,606 as a result of a change in the federal corporate tax rate. As of December 31, 2016, payments due to the TRA Recipients under the tax receivable agreement totaled $35,990,255, after this adjustment.

In 2016, pursuant to the terms of the tax receivable agreement, payments to the TRA Recipients totaled approximately $1,969,958, of which approximately $1,824,700 was paid to Mr. Tannenbaum, $121,027 was paid to Mr. Berman and $24,231 was paid to Mr. Dimitrov.

Registration Rights Agreement

In connection with our reorganization, we entered into a registration rights agreement with the Holdings Limited Partners pursuant to which we granted the Principals, their affiliates and certain of their transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our Class A common stock issuable upon exchange of their Holdings LP Interests held or acquired by them. Under the registration rights agreement, the Principals have the right to request us to register the sale of their shares and can also require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, the agreement gives the Holdings Limited Partners the ability to exercise certain piggyback registration rights to include their shares of Class A common stock in connection with registered offerings requested by the Principals or initiated by us.

On January 5, 2017, we filed a shelf registration statement on Form S-3 (the “Registration Statement”) to register the sale of up to $100,000,000 of any combination of Class A common stock, preferred stock, warrants, rights, purchase contracts, depositary shares and units, each as described in the Registration Statement, as well as up to 26,270,012 shares of our Class A common stock to be sold by the selling stockholders identified in the Registration Statement. The Registration Statement was declared effective by the SEC on February 3, 2017.

Investments in Our Funds

Certain of our directors and employees, including our Principals and other executive officers, have invested and may continue to invest in our private funds. In many cases, participation is limited by law to individuals who qualify under applicable legal regimes. These private funds generally do not require employees to pay management fees and do not deduct incentive fees from the funds’ distributions to these employees. We expect that our directors and employees, including members of our senior management team, will continue to be given the opportunity to make investments in our current and future private funds on a similar basis. Investments by our executive officers in our funds, not including FSC and FSFR, include, as of December 31, 2016:

•	Interests in our hedge fund, which is advised by Fifth Street Management: a $36.7 million interest of Mr. Tannenbaum, a $0.1 million interest of Mr. Berman and a $0.4 million interest of Mr. Frank.
•	Interests in Senior Loan Fund II, which is advised by Fifth Street Management: a $2.6 million interest of Mr. Tannenbaum.

In addition, our directors and executive officers have and may in the future purchase the securities of our publicly-traded funds in market transactions.

Other Interested Party Transactions

Lease of Our Headquarters

Pursuant to a lease agreement dated as of July 22, 2013, we lease our headquarters at 777 West Putnam Avenue, 3rd Floor, Greenwich, CT 06830, from an entity controlled by Mr. Tannenbaum. The lease agreement requires monthly rental payments at market rates, expires on September 30, 2024 and can be renewed at our request for two additional five-year periods. Rental payments under this lease totaled approximately $2 million for the fiscal year ended December 31, 2016.

State of Connecticut DECD Loan

FSC CT LLC, a subsidiary of Fifth Street Management, received a $4.0 million loan from the State of Connecticut Department of Economic and Community Development (“DECD”) on October 7, 2013. The proceeds of the loan were utilized to help fund the build-out costs of our headquarters in Greenwich, CT. If FSC CT LLC satisfied certain obligations relating to achieving certain job-related milestones, it was entitled to receive a forgiveness credit of up to $3.0 million. As a result of achieving certain job creation milestones, on May 19, 2016, the DECD granted FSC CT LLC a loan forgiveness credit of $2,000,000, which was recorded as an extinguishment of debt during the year ended December 31, 2016. FSC CT LLC is not entitled to any additional forgiveness credits. The Connecticut DECD also provided a grant of up to $500,000 to fund job training and up to $500,000 for the installation of an alternative energy system at our headquarters. In connection with our reorganization, FSC CT LLC was contributed by Mr. Tannenbaum to us and became a subsidiary of Fifth Street Management.

RiverNorth Purchase and Settlement Agreement

On February 18, 2016, the Company, Fifth Street Holdings and Mr. Tannenbaum entered into a purchase and settlement agreement (the “PSA”) with RiverNorth Capital Management, LLC and certain other sellers party thereto (collectively, “RiverNorth”) pursuant to which RiverNorth would withdraw its competing FSC proxy solicitation. In connection with the PSA, the Company purchased 4,078,304 shares of common stock of FSC for $25.0 million of cash at a purchase price of $6.13 per share, net of certain dividends payable to the Company pursuant to the PSA, resulting in a loss of $4,608,480, which represents the premium paid by the Company in excess of the FSC closing share price on the date of the transaction. Pursuant to a letter agreement with the Company, Leonard M. Tannenbaum purchased 5,142,296 shares of common stock of FSC from RiverNorth at a net purchase price of $6.13 per share, resulting in a loss of $5,810,794 which represents the premium paid by Mr. Tannenbaum in excess of the FSC closing share price on the date of the transaction. Such amount was recorded as a loss in the Company’s Consolidated Statement of Income and as a deemed contribution/distribution in the Company’s Consolidated Statement of Changes in Stockholder’s Equity since Mr. Tannenbaum holds a controlling interest in the Company and the Company directly benefited from this payment.

In addition, the Company issued RiverNorth a warrant to purchase 3,086,420 shares of our Class A common stock that, upon exercise, the obligated the Company to pay RiverNorth an amount equal to the lesser of: (i) $5 million and (ii) the spread value of the warrant based on a $3.24 strike price. On June 23, 2016, RiverNorth formally exercised its warrant at a price of approximately $4.30 per share. On the exercise date, the cash settlement value of the warrant was $3,267,160.

The Company also entered into a swap agreement with RiverNorth whereas on each settlement date, if the settlement date share price of FSC common stock was less than $6.25, the Company was obligated to pay RiverNorth an amount equal to the excess of $6.25 over the settlement date share price multiplied by the 3,878,542 notional shares of common stock underlying the swap. Alternatively, if the settlement date share price of FSC common stock was greater than $6.25, RiverNorth was obligated to pay the Company for the excess of the settlement date share price over $6.25 in cash. The Company was also entitled to a portion of dividends on FSC shares underlying the total return swap which were earned by RiverNorth prior to the settlement date. On September 7, 2016, the Company settled the swap agreement with RiverNorth. The Company realized a cumulative gain of $654,228 as a result of the settlement of the swap agreement.

Ironsides Purchase and Settlement Agreement

On September 30, 2016, the Company entered into a Purchase and Settlement Agreement (the “Ironsides PSA”) with Ironsides Partners LLC, Ironsides Partners Special Situations Master Fund II L.P. and Ironsides

P Fund L.P. (collectively, “Ironsides”). Upon execution of the Ironsides PSA, Ironsides agreed that it would not, and would not permit any of its controlled Affiliates or Associates (as defined in the Ironsides PSA) to, during a standstill period: (1) nominate or recommend for nomination any person for election at any annual or special meeting of stockholders of the Company, FSC and FSFR (the “Fifth Street Parties”), directly or indirectly, (2) submit any proposal for consideration at, or bring any other business before, any annual or special meeting of any of the Fifth Street Parties’ stockholders, directly or indirectly, or (3) initiate, encourage or participate in any “withhold” or similar campaign with respect to any annual or special meeting of any of the Fifth Street Parties’ stockholders, directly or indirectly. During the standstill period, Ironsides shall not publicly or privately encourage or support any other stockholder to take any of the actions described above. On November 30, 2016, in connection with the execution and delivery of the Ironsides PSA, the Company purchased 1,295,767 shares of common stock of FSFR for a per-share purchase price of $9.00. Pursuant to a letter agreement with the Company, Mr. Tannenbaum purchased 646,863 shares of common stock of FSFR from Ironsides for a per-share purchase price of $9.00. These purchases were not made at a premium to the market price of the FSFR shares on the date of purchase.

Publication Expenses

In 2016, the Company paid fees to a third party in an amount of $168,237 in connection with a book being written by Mr. Tannenbaum on the subject of the history of the Company.

Family Relationships

On December 22, 2014, Fifth Street Management entered into a limited liability company agreement, as majority member, with Leonard Tannenbaum’s brother, as minority member, for the purpose of forming MMKT Exchange LLC, a Delaware limited liability company (“MMKT”). MMKT was a financial technology company that sought to bring increased liquidity and transparency to middle market loans. Fifth Street Management made a total capital contribution of $80,000 for an 80% membership interest in MMKT. On February 24, 2015, Fifth Street Management purchased a convertible promissory note (the “MMKT Note”) from MMKT in an aggregate principal amount of $800,000. On each of February 27, 2015, April 1, 2015 and August 5, 2015, MMKT issued additional MMKT Notes in the amounts of $50,000, $100,000 and $2,000,000, under the same terms as the MMKT Notes issued to Fifth Street Management. On August 5, 2015, Fifth Street Management purchased an additional $500,000 aggregate principal amount of MMKT Notes. On August 28, 2015 and September 4, 2015, MMKT issued new Convertible Promissory Notes, due August 5, 2016 and bearing interest at a rate of 8% per annum due upon maturity, prepayment or conversion (“MMKT Restated Notes”) to Fifth Street Management and additional investors. MMKT Restated Notes also were issued to all existing holders in exchange for their outstanding MMKT Notes (the “Exchange”). The Exchange was a non-cash transaction and the principal amounts of the existing MMKT Restated Notes issued to the previous holders were increased to account for the interest accrued over the period prior to the Exchange in the amount of $2,950,000. Additionally, MMKT issued $2,950,000 in aggregate principal amount of MMKT Restated Notes to new investors.

On August 8, 2016, MMKT entered into an agreement with its noteholders to settle and cancel the MMKT Notes in exchange for consideration of $2,833,050, of which $634,460 was paid to Fifth Street Management. As a result of the cancellation, the Company realized a gain of $2,519,049 during the year ended December 31, 2016. In connection with the settlement and cancellation of the MMKT notes, Fifth Street Management incurred an expense of $100,000 that was paid to third-party noteholders in exchange for a release of claims against Fifth Street Management and MMKT.

During the year ended December 31, 2016, MMKT determined that it would cease further development of its technology and market its intellectual property for sale and distribute all available cash to its convertible noteholders as soon as practicable. On August 12, 2016, MMKT sold the rights to its platform, including all intellectual property, in exchange for $50,000 and distributed the proceeds to its noteholders, including $11,197 which was distributed to Fifth Street Management. On December 30, 2016, MMKT was dissolved and a final distribution of $69,480 was made to the noteholders, including $15,560 which was distributed to FSM.

In addition, Jessica Tannenbaum, Mr. Tannenbaum’s half-sister, is an employee and serves as vice president, marketing of FSC CT LLC. She is not an executive officer of the Company. Ms. Tannenbaum received compensation in 2016 in the range of $120,000 to $500,000, which amount included her salary, bonus and certain other compensation.

Related Person Transaction Policy

We have adopted a written policy regarding the approval of any transaction or series of transactions in which we or any of our subsidiaries is a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person must promptly disclose to our Chief Compliance Officer any “related person transaction” (defined as any transaction that is required to be disclosed under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts about the transaction. The Chief Compliance Officer will then assess and promptly communicate that information to the Audit Committee of our Board. Based on its consideration of all of the relevant facts and circumstances, the Audit Committee will decide whether or not to approve such transaction and will generally approve only those transactions that do not create a conflict of interest. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to the Audit Committee, which will evaluate all options available, including ratification, revision or termination of such transaction. Previously approved related person transactions or those otherwise already existing that are ongoing in nature shall be reviewed periodically by the Audit Committee. Our policy requires any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

PROPOSAL 2 — RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2017 FISCAL YEAR

Upon the recommendation of the Audit Committee, the Board has appointed PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2017, subject to ratification by the Company’s stockholders.

It is expected that a representative of PwC will be present at the Annual Meeting and will have an opportunity to make a statement if he or she chooses and will be available to answer questions.

Independent Registered Public Accounting Firm’s Fees

The following table presents fees for professional services rendered by PwC for the fiscal years ended December 31, 2016 and 2015.

	2016	2015
Audit Fees	$751,000	$342,500
Audit-Related Fees	—	—
Aggregate Non-Audit Fees:
Tax Fees	—	—
All Other Fees	—	322,500
Total Aggregate Non-Audit Fees(1)	—	322,500
Total Fees	$751,000	$665,000

(1)	Non-audit fees represent approximately 0% and 48% of total fees for the fiscal years ended December 31, 2016 and 2015, respectively.

Audit Fees.  Audit fees consist of fees billed for professional services rendered for the audit of our year-end consolidated financial statements and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

Audit-Related Fees.  Audit-related services consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Tax Fees.  Tax fees consist of fees billed for professional services for tax compliance. These services include assistance regarding federal, state and local tax compliance.

All Other Fees.  All other fees would include fees for products and services other than the services reported above.

Required Vote

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the appointment of PwC to serve as the Company’s independent registered public accounting firm (i.e., the number of shares voted “for” the ratification of the appointment of PwC exceeds the number of votes “against” the ratification of the appointment of PwC). Abstentions and broker non-votes, if any, will not be included in determining the number of votes cast and, as a result, will have no effect on this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Audit Committee Report

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2016.

As part of its oversight of the Company’s financial statements, the Audit Committee reviewed and discussed with both management and its independent registered public accounting firm all of the Company’s financial statements filed with the SEC for each quarter during fiscal year 2016 and as of and for the year ended December 31, 2016. The Company’s management advised the Audit Committee that all financial statements were prepared in accordance with U.S. generally accepted accounting principles (GAAP), and reviewed significant accounting issues with the Audit Committee. The Audit Committee discussed with its independent registered public accounting firm the matters required to be discussed by Auditing Standards No. 16 (Communication with Audit Committees), as amended and adopted by the Public Company Accounting Oversight Board in Rule 3200T. The independent registered public accounting firm also provided to the Audit Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed the subject of independence with the independent registered public accounting firm.

The Audit Committee has established a pre-approval policy that describes the permitted audit, audit-related, tax and other services to be provided by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm. Pursuant to the policy, the Audit Committee pre-approves the audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services do not impair the firm’s independence.

Any requests for audit, audit-related, tax and other services that have not received general pre-approval must be submitted to the Audit Committee for specific pre-approval, irrespective of the amount, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committees does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

The Audit Committee has reviewed the audit fees paid by the Company to the independent registered public accounting firm. It has also reviewed non-audit services and fees to assure compliance with the Company’s and Audit Committee’s policies restricting the independent registered public accounting firm from performing services that might impair its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the financial statements as of and for the year ended December 31, 2016, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC. The Audit Committee also recommended the selection of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2017.

Audit Committee
Thomas L. Harrison (Chair)
Michael W. Arthur
Thomas H. Brandt

HOUSEHOLDING OF PROXY MATERIALS

Please note that only one copy of the Notice of Annual Meeting of Stockholders, this 2017 proxy statement and our 2016 Annual Report on Form 10-K may be delivered to two or more stockholders of record of the Company who share an address unless we have received contrary instructions from one or more of such stockholders. We will deliver promptly, upon request, a separate copy of any of these documents to stockholders of record of the Company at a shared address to which a single copy of such document(s) was delivered. Stockholders who wish to receive a separate copy of any of these documents, or to receive a single copy of such documents if multiple copies were delivered, now or in the future, should submit their request by calling us collect at (203) 681-3720 or by writing to Fifth Street Asset Management Inc., 777 West Putnam Avenue, 3rd Floor, Greenwich, CT 06830, Attention: Corporate Secretary. If you are a beneficial stockholder, information regarding householding of proxy materials should have been forwarded to you by your bank or broker.

OTHER MATTERS

Stockholder Proposals

Any stockholder proposals submitted pursuant to the SEC’s Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy for the 2018 annual meeting of stockholders must be received by the Company on or before December 12, 2017. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Fifth Street Asset Management Inc., 777 West Putnam Avenue, 3rd Floor, Greenwich, CT 06830, Attention: Corporate Secretary. In order for any proposal by a stockholder made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) of the Exchange Act, it must be received by us not later than February 25, 2018. If your proposal is not “timely” within the meaning of Rule 14a-4(c), then proxies solicited by us for the 2018 annual meeting of stockholders may confer discretionary authority to us to vote on that proposal.

Stockholder proposals or director nominations to be presented at the 2018 annual meeting of stockholders, other than stockholder proposals submitted pursuant to the SEC’s Rule 14a-8, must be delivered to, or mailed and received at, the principal executive office of the Company not less than ninety (90) days in advance or more than one-hundred twenty (120) days prior to the date of the anniversary of the previous year’s annual meeting of stockholders. For the 2018 annual meeting of stockholders, the Company must receive such proposals and nominations no earlier than January 4, 2018 and no later than February 3, 2018. If the annual meeting of stockholders is scheduled to be held on a date more than thirty (30) days prior to after such anniversary date, stockholder proposals or director nominations must be so received not later than the tenth (10th) day following the day on which such notice of the date of the 2018 annual meeting of stockholders or such public disclosure is made. Proposals must also comply with the other requirements contained in the Company’s Second Amended and Restated Bylaws, including supporting documentation and other information. Proxies solicited by the Company will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own 10% or more of its voting stock, to file reports of ownership and changes in ownership of its equity securities with the SEC. Directors, executive officers and 10% or more holders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of those forms furnished to us, or written representations that no such forms were required, we believe that our directors, executive officers and 10% or more beneficial owners complied with all Section 16(a) filing requirements during the year ended December 31, 2016, with the exception of the following: one Form 4 reporting the acquisition by director Thomas Harrison of an option to purchase 20,000 shares of our Class A common stock, which was filed two days late on March 18, 2016.

Other Business

The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters may properly be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any other business that may properly come before the Annual Meeting, however, the proxy, in the form enclosed, will be voted in respect thereof in accordance with the discretion of the proxyholder(s).

Whether or not you expect to attend the Annual Meeting, please complete, date, sign and promptly return the accompanying proxy card so that you may be represented at the Annual Meeting.

FIFTH STREET ASSET MANAGEMENT INC.

ANNUAL MEETING OF STOCKHOLDERS – MAY 4, 2017

PROXY CARD SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, hereby appoints Kerry S. Acocella and Alexander C. Frank, and each of them, as proxies of the undersigned, with full power of substitution in each of them, to the 2017 Annual Meeting of Stockholders of Fifth Street Asset Management Inc., a Delaware corporation (the "Company"), to be held at the Courtyard Rye, 631 Midland Avenue, Rye, New York 10580, on May 4, 2017 at 11:00 a.m. local time, and any adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast and to otherwise represent the undersigned with all powers that the undersigned would possess if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the 2017 Annual Meeting of Stockholders and the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

THIS PROXY IS REVOCABLE. UNLESS A CONTRARY DIRECTION IS INDICATED, VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE THEREWITH. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXYHOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Address changes/comments: ______________________________

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(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

▲PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.▲

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
The 2017 Notice and Proxy Statement and 2016 Annual Report on Form 10-K are available at:
http://www.viewproxy.com/fifthstreetfinance/fsam/2017

Please mark your votes like this ☒

The Board of Directors recommends a vote FOR all of the following nominees.

Proposal 1 Election of Directors

To elect seven directors of the Company, each of whom will hold office until the Company's 2018 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified:

01 Michael W. Arthur
02 Jodi H. Bond
03 Thomas H. Brandt
04 Alexander C. Frank
05 Thomas L. Harrison
06 Leonard M. Tannenbaum
07 James F. Velgot

Vote **FOR** all nominees (except as marked) ☐

Vote **WITHHELD** from all nominees ☐

INSTRUCTION: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) name in the space provided below.

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Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐

CONTROL NUMBER

The Board of Directors recommends a vote FOR the following proposal. Proposal 2 Auditor Ratification

☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS.

Please indicate if you plan to attend this meeting. Yes ☐ **No** ☐

PLEASE SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.

Date:____________________________________

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Signature

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Signature (if held jointly)

NOTE: This proxy should be marked, dated and signed by each stockholder exactly as such stockholder's name appears hereon, and returned promptly in the enclosed envelope. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian please give full title as such. If the signatory is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signatory is a partnership, please sign in the partnership name by authorized person.

▲PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.▲

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone

INTERNET

Vote Your Shares on the Internet:

Go to www.AALVote.com/FSAM

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Shares by Phone:

Call 1 (866) 804-9616

Use any touch-tone telephone to vote your Shares. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Shares by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.